SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934




                                  ArQule, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   04269E 10 7
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                                 (CUSIP Number)


                                February 1, 2001
------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)

                         (Continued on following pages)



                              Page 1 of 11 Pages
                       Exhibit Index Contained on Page 10

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CUSIP NO. 04269E 10 7                13 G                   Page 2 of 11 pages
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1            NAME OF REPORTING ENTITY
                                                          John Shoch ("Shoch")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
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4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              726,210 shares are owned by
                                              AMA98 Ventures, L.P.; 87,144
                                              shares are owned by AMA98
                                              Corporate, L.P.; 109,036 shares
                                              are owned by AMA98 Investors,
                                              L.P.; 43,950 shares are owned by
                                              AMA98 Partners, L.P. The general
                                              partner of each of these
                                              entities is Alloy Ventures 1998,
                                              LLC, of which Shoch is a
                                              managing member. 301,413 shares
                                              are owned by Asset Management
                                              Associates 1996, L.P., the
                                              general partner of which is AMC
                                              Partners 96, L.P. Shoch is a
                                              general partner of AMC
                                              Partners 96, L.P. Shoch may be
                                              deemed to have a shared power to
                                              vote the shares described
                                              therein.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED VOTING POWER

                                              see response to item 6
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        1,267,753
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.3%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------

[FN]

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 04269E 10 7                13 G                   Page 3 of 11 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                       Craig Taylor ("Taylor")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              726,210 shares are owned by
                                              AMA98 Ventures, L.P.; 87,144
                                              shares are owned by AMA98
                                              Corporate, L.P.; 109,036 shares
                                              are owned by AMA98 Investors,
                                              L.P.; 43,950 shares are owned by
                                              AMA98 Partners, L.P. The general
                                              partner of each of these
                                              entities is Alloy Ventures 1998,
                                              LLC, of which Taylor is a
                                              managing member. 301,413 shares
                                              are owned by Asset Management
                                              Associates 1996, L.P., the
                                              general partner of which is AMC
                                              Partners 96, L.P. Taylor is a
                                              general partner of AMC
                                              Partners 96, L.P. Taylor may be
                                              deemed to have a shared power to
                                              vote the shares described
                                              therein.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED VOTING POWER

                                              see response to item 6
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        1,267,753
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.3%
------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 04269E 10 7                13 G                   Page 4 of 11 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                    Douglas E. Kelly ("Kelly")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              726,210 shares are owned by
                                              AMA98 Ventures, L.P.; 87,144
                                              shares are owned by AMA98
                                              Corporate, L.P.; 109,036 shares
                                              are owned by AMA98 Investors,
                                              L.P.; 43,950 shares are owned by
                                              AMA98 Partners, L.P. The general
                                              partner of each of these
                                              entities is Alloy Ventures 1998,
                                              LLC, of which Kelly is a
                                              managing member. 301,413 shares
                                              are owned by Asset Management
                                              Associates 1996, L.P., the
                                              general partner of which is AMC
                                              Partners 96, L.P. Kelly is a
                                              general partner of AMC
                                              Partners 96, L.P. Kelly may be
                                              deemed to have a shared power to
                                              vote the shares described
                                              therein.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED VOTING POWER

                                              see response to item 6
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        1,267,753
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.3%
------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------

[FN]


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 04269E 10 7                13 G                   Page 5 of 11 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                      Tony Di Bona ("Di Bona")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     Australia
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              726,210 shares are owned by
                                              AMA98 Ventures, L.P.; 87,144
                                              shares are owned by AMA98
                                              Corporate, L.P.; 109,036 shares
                                              are owned by AMA98 Investors,
                                              L.P.; 43,950 shares are owned by
                                              AMA98 Partners, L.P. The general
                                              partner of each of these
                                              entities is Alloy Ventures 1998,
                                              LLC, of which Di Bona is a
                                              managing member. 301,413 shares
                                              are owned by Asset Management
                                              Associates 1996, L.P., the
                                              general partner of which is AMC
                                              Partners 96, L.P. Di Bona is a
                                              general partner of AMC
                                              Partners 96, L.P. Di Bona may be
                                              deemed to have a shared power to
                                              vote the shares described
                                              therein.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED VOTING POWER

                                              see response to item 6
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        1,267,753
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.3%
------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 04269E 10 7                13 G                   Page 6 of 11 pages
------------------------------------------------------------------------------


ITEM 1(A).        NAME OF ISSUER

                  Arqule, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  19 Presidential Way
                  Woburn, Massachusetts 01801

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by John Shoch ("Shoch"), Craig Taylor ("Taylor"), Douglas E. Kelly ("Kelly"), and Tony Di Bona ("Di Bona"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  AMC Partners 96, L.P. is the general partner of Asset Management Associates 1996, L.P. Shoch, Taylor, Kelly and Di Bona are general partners of AMC Partners 96, L.P. Shoch, Taylor, Kelly and Di Bona may be deemed to have indirect beneficial ownership of shares of the issuer owned directly by Asset Management Associates 1996, L.P.

                  Alloy Ventures 1998, LLC is the general partner of AMA98 Ventures, L.P., AMA98 Corporate, L.P., AMA98 Investors, L.P. and AMA98 Partners, L.P. Shoch, Taylor, Kelly and Di Bona are the managing members of Alloy Ventures 1998, LLC. Shoch, Taylor, Kelly and Di Bona may be deemed to have indirect beneficial ownership of shares of the issuer owned directly by AMA98 Ventures, L.P., AMA98 Corporate, L.P., AMA98 Investors, L.P. and AMA98 Partners, L.P.

                  Shoch, Taylor, Kelly and Di Bona hereby disclaim beneficial ownership of shares of issuer directly owned by Asset Management Associates 1996, L.P., AMA98 Ventures, L.P., AMA98 Corporate, L.P., AMA98 Investors, L.P. and AMA98 Partners, L.P. except to the extent of any indirect pecuniary interest therein.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Alloy Ventures.
                  480 Cowper Street, 2nd Fl.
                  Palo Alto, CA  94301

ITEM 2(C)         CITIZENSHIP

                  Shoch, Taylor, and Kelly are all United States citizens. Di Bona is an Australian citizen.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 04269E 10 7

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CUSIP NO. 04269E 10 7                13 G                   Page 7 of 11 pages
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ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

            (a) Amount beneficially owned:

                See Row 9 of cover page for each Reporting Person.

            (b) Percent of Class:

                See Row 11 of cover page for each Reporting Person.

            (c) Number of shares as to which such person has:

                   (i)  Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting  Person.

                   (ii) Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                   (iv) Shared power to dispose or to direct the disposition
                        of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Under certain circumstances set forth in the limited partnership agreements of Asset Management Associates 1996, L.P., AMA98 Ventures, L.P., AMA98 Corporate, L.P., AMA98 Investors, L.P. and AMA98 Partners, L.P. the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

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CUSIP NO. 04269E 10 7                13 G                   Page 8 of 11 pages
------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         Not applicable

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CUSIP NO. 04269E 10 7                13 G                   Page 9 of 11 pages
------------------------------------------------------------------------------
                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:   March 21, 2001


                                   /s/ John Shoch
                                   ------------------------------------------
                                   JOHN SHOCH


                                   /s/ Craig Taylor
                                   ------------------------------------------
                                   CRAIG TAYLOR


                                   /s/ Douglas E. Kelly
                                   ------------------------------------------
                                   DOUGLAS E. KELLY


                                   /s/ Tony Di Bona
                                   ------------------------------------------
                                   TONY DI BONA

------------------------------------------------------------------------------
CUSIP NO. 04269E 10 7                13 G                  Page 10 of 11 pages
------------------------------------------------------------------------------





                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
- -------                                                        -------------

Exhibit A:  Agreement of Joint Filing                               Page 11

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CUSIP NO. 04269E 10 7                13 G                  Page 11 of 11 pages
------------------------------------------------------------------------------




                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Arqule, Inc.
shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 21st day of March, 2001.


                                   /s/ John Shoch
                                   ------------------------------------------
                                   JOHN SHOCH


                                   /s/ Craig Taylor
                                   ------------------------------------------
                                   CRAIG TAYLOR


                                   /s/ Douglas E. Kelly
                                   ------------------------------------------
                                   DOUGLAS E. KELLY


                                   /s/ Tony Di Bona
                                   ------------------------------------------
                                   TONY DI BONA